EXHIBIT 10.33.1
EXECUTION COPY
*	Confidential Treatment Requested

SECOND AMENDMENT

             This amendment (the “Second Amendment”) effective as of May 1st, 2001 (the “Second Amendment Effective Date”), amends the Interactive Services Agreement, dated September 3, 1999, by and between America Online, Inc. (“AOL”) and Medscape, Inc.  (“Medscape” or “ICP”), as amended.

WITNESSETH:

             WHEREAS, AOL and Medscape executed the Interactive Services Agreement, dated September 3, 1999 (“Agreement”); and

             WHEREAS, AOL and Medscape executed an amendment to the Agreement on September 27, 2000 (the “First Amendment”); and

             WHEREAS, AOL and Medscape mutually desire to change certain terms and conditions of the Agreement, as amended.

             NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Exhibit A-1, Carriage Plan, attached to the Agreement is deleted in its entirety and replaced with the attached Revised Exhibit A-1 dated May 1, 2001 (“Revised Exhibit A-1”). To the extent that any obligations of AOL set forth in Exhibit A-2 are inconsistent with AOL’s obligations pursuant to Revised Exhibit A-1, Exhibit A-2 shall be deemed to be amended to delete such obligations. Medscape shall continue to provide Content as set forth in Exhibit A-2 and as necessary for AOL to provide the Promotions set forth in Revised Exhibit A-1.

2.	Beginning on May 1, 2001, AOL shall deliver [ * ] Impressions from ICP’s presence on the AOL Network (the “Amended Impressions Target”). AOL shall have no further obligation to deliver Impressions pursuant to the first sentence of Section 1.5 of the Agreement.

3.	In Section 2.5, any and all references to “Consumer Versions” shall be deleted and shall be replaced with “ICP Internet Site.”

4.	Section 2.5.1.B is deleted in its entirety.

5.	In Section 2.5.1.D, “within a subcategory of paragraphs B or C above” is deleted and inserted in its place shall be “on the ICP Internet Site.” Also in Section 2.5.1.D, the last sentence is deleted in its entirety.

6.	Subject to Section 6(d) below, Section 3.4 of the Agreement is amended as follows:

(a) “$33,000,000” shall be deleted in the first sentence and replaced with “$19,333,333.32.”

(b) The following language (added pursuant to the First Amendment) shall be deleted: “$3,083,340 is due January 2, 2001, $2,750,001 is due on May 1, 2001, $2,750,001 is due on August 1, 2001, $2,750,001 is due on November 1, 2001, $2,750,001 is due on February 1, 2002 and $916,656 is due on May 1, 2002” and replaced with the following:
“$1,000,000 is due on June 20, 2001 for the twelve month period May 1, 2001 to April 30, 2002, and then equal monthly payments of $83,333.33 are due on each of the following dates: May 1, 2002, June 1, 2002, July 1, 2002 and August 1, 2002.”

(c) AOL acknowledges that Medscape has already made payments of [ * ] towards the Guaranteed Payment amount.

.	(d) [ * ]

7.	In Section 5.3, the following sentence shall be inserted at the end of the paragraph:
“AOL agrees that it will not place, or require the placement of, any links to a Named Entity’s content on the ICP Internet Site.”

8.	Section 7.1 is deleted in its entirety and inserted in its place shall be the following:
“Unless earlier terminated as set forth herein, the initial term of this Agreement shall commence on the Effective Date and expire three (3) years from the Effective Date. Upon the expiration or earlier termination of this Agreement, and for one (1) year following such expiration or termination, AOL may, at its discretion, continue to promote one or more ‘pointers’ or links from the AOL Network to the ICP Interactive Site located at URL http://www.cbshealthwatch.com, or any successor site designated by ICP, and continue to use ICP’s trade names, trademarks and service marks in connection therewith.”

9.	Section 7.6 is deleted in its entirety and inserted in its place shall be the following:
“In the event of a Change of Control of ICP to a Named Entity during the Initial Term, AOL shall have the right to terminate the Agreement by providing fifteen (15) days written notice.”

10.	Section 7.7 is deleted in its entirety and inserted in its place shall be the following:
“Either party may terminate this Agreement without cause upon sixty (60) days notice to the other party. In the event that either party gives such notice of termination between May 1, 2001 and February 28, 2002, AOL will [ * ] between the effective date of such termination and April 30, 2002.”

11.	The following Section 10 is inserted:
“ICP agrees to provide the following promotion to AOL:
	10.1	[ * ]. Such placements shall comply with the keyword guidelines attached to the Agreement as Exhibit G, as well as any requirements imposed generally by CBS on its advertising partners. Further, ICP agrees to provide a monthly report detailing all keywords appearing on CBS television advertisements.
	10.2	[ * ]

12.	The following Section 11 is inserted:
“The parties agree to the following:
	11.1	AOL Contact Person: AOL agrees to assign an individual to answer all reasonable inquiries from ICP clients regarding advertising on the ICP Internet Site, including any concerns the client may have regarding the positioning of ICP content with respect to other AOL health content partners.
	11.2	Press Release: Pursuant to Section 7.9 of the Agreement, prior to distribution of any Press Release, each Party shall obtain the prior written approval of the other Party.
	11.3	Hi-Ethics: Both Parties acknowledge that as of the Second Amendment Effective Date they are members of the Health Internet Ethics group (“Hi-Ethics”). AOL shall not require ICP to take any action that would violate the Hi-Ethics Principles as currently written.
	11.4	AOL agrees that ICP may use promotional tools such as “daughter windows” and “pop-ups” on the ICP Internet Sites consistent with general AOL policies for the applicable AOL Property. ”

13.	The following definition shall be added to Exhibit B of the Agreement:

“Netbusiness. The targeted, special purpose, business-to-business area, owned and controlled by AOL and marketed under the “Netscape NetbusinessSM” brand, specifically excluding (a) Netscape Netcenter, the AOL Service and the CompuServe Service, (b) AOL.com, Netscape.com and CompuServe.com, (c) any international versions of such site, (d) “ICQ,” “NetscapeSearch,” “Netscape Instant Messenger,” “Netscape NetMail,” “Netscape Hometown,” “My News,” “Digital City, “ or any similar independent product or service offered by or through such site or any other AOL Interactive Site, (e) any programming or Content area offered by or through such site over which AOL does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas), (f) any programming or Content area offered by or through such site which was operated, maintained or controlled by the former America Online Studios division (e.g., Electra), (g) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through such site or any other AOL Interactive Site, (h) any property, feature, product or service which AOL or its Affiliates may acquire subsequent to the Second Amendment Effective Date and (j) any other version of an AOL Interactive Site which is materially different from AOL’s primary Internet-based targeted, special purpose, business-to-business area marketed under the “Netscape NetbusinessSM” brand, by virtue of its branding, distribution, functionality, Content or services, including, without limitation, any co-branded versions or any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer.”

14.	Release. Provided that, on or before [ * ], ICP meets its obligation to pay AOL [ * ] pursuant to Section 6(b) of this Second Amendment, AOL and ICP each releases and forever discharges the other and all of its stockholders, employees, agents, successors, assigns, legal representatives, affiliates, directors and officers from and against any and all actions, claims, suits, demands or other obligations or liabilities of any nature whatsoever, whether known or unknown, which the releasing Party or its stockholders, employees, agents, successors, assigns, legal representatives, affiliates, directors or officers have had, now have or may in the future have arising out of or in connection with the performance or failure to perform under the Agreement prior to the Second Amendment Effective Date, including without limitation ICP’s failure to meet its payment obligations under Section 3.4 of the Agreement. This Release shall not operate to relieve either Party of its obligations under the Agreement or this Second Amendment after the Second Amendment Effective Date.

15.	The provisions of the Agreement not specifically amended herein shall remain in full force and effect as they appear in the Agreement.

16.	Each Party represents and warrants that the individual signing this Second Amendment on its behalf is authorized to do so, and that such individual’s signature binds it to this Second Amendment.

In WITNESS WHEREOF, the Parties have executed this Second Amendment as of the date first above written.

AMERICA ONLINE, INC.

Print Name:

Title:

Date:

MEDSCAPE, INC.

Print Name:

Title:

Date:

Revised Exhibit A-1
May 1, 2001

Integration Detail

Brand Channel/Area	Screen	Placement / Promotion Type	Frequency of Placement / Promotion	Year 1	Year 2

AOL Service				[ * ]	[ * ]
Health	Today in Health	1 text link	Permanent
Health	Men's Health	1 text link	Permanent
Health	Seniors' Health	1 text link	Permanent
Health	Children's Health	1 text link	Permanent
Health	Health & Beauty	1 text link	Permanent
Health	Sexual Health & Relationships	1 text link	Permanent
Health	Alternative Medicine	1 text link	Permanent
Parenting/ Pregnancy	Pregnancy: Health	2 text links	Permanent
Health	Specials; 1 text link in each of 8 specials; each special runs for 6 months
Health	Fitness & Sports Medicine	1 text link	Permanent
Health	Conditions & Treatment (main/overall index screen)	AT button	Permanent

AOL.com				[ * ]	[ * ]
Health	Diet & Nutrition	Feature Module/Logo	Daily
Health	Health News	Part of Feed	Daily
Health	Index, Fitness & Sports Medicine, Alternative Medicine, Diet & Nutrition, Doctors, Insurance, HMOs and More, Women's Health, Men's Health, Children's Health, Seniors Health	Essentials Link: Medical Dictionary/Logo	Permanent

Health	Index, Fitness & Sports Medicine, Alternative Medicine, Diet & Nutrition, Doctors, Insurance, HMOs and More, Women's Health, Men's Health, Children's Health, Seniors Health	Essentials Link: Medical Tests	Permanent

Health	Index, Fitness & Sports Medicine, Alternative Medicine, Diet & Nutrition, Doctors, Insurance, HMOs and More, Women's Health, Men's Health, Children's Health, Seniors Health	Essentials Link: Self-care Guide	Permanent

Health	Women's, Men's, Children's, Seniors	Static breakout of advanced information	Permanent

Netscape				[ * ]	[ * ]
Health Index Page	Disease Centers (text + widget)	Scrolling list box of conditions; branded	Permanent
Health Index Page	Health Factoid (text w/ link)	Interesting Health fact with link to co-branded site for more information.	Permanent
Health Index Page	Feature: What Your Doctor is Reading ("In Clinical Terms"; text + links)	Articles link to co-branded pages	Permanent
Health Index Page	Disease Centers (link)	Disease Centers link lives w/in Nscp Navigation – Departments.
Health Department pages (where appropriate)	Ask a Doctor (link Placement depends on functionality)	Link will live w/in Nscp Navigation – under a “Health Tools / Resources” section. Links to co-branded pages.	Permanent

CompuServe				[ * ]	[ * ]
Health Channel Top	Read what your doctor is reading	CBSHW branded	Permanent
Health Channel Top	News story; teaser and link to second page.	CBSHW branded story	1x per week
Ailments & Conditions	Top Story: teaser and link to second page	CBSHW branded story	1x per week
Ailments & Conditions page and each Specialty Center	Links to Databases	Links to Medical Test Handbook, First Aid and Self Care Guide	Permanent
Ailments & Conditions page and each Specialty Center	Read what your doctor is reading	Branded right nav bar text link.	Permanent
Ailments & Conditions sub-departments	Text links for more information	Branded; In right or left nav bar.	Permanent
AIDS/HIV Specialty Center	News Story; teaser and link to second page	CBSHW branded story.	Bi-weekly
Heart Disease Specialty Center.	News Story; teaser and link to second page	CBSHW branded story.	Bi-weekly
Pain Management Specialty Center.	News Story; teaser and link to second page	CBSHW branded story.	Bi-weekly
Multiple Sclerosis Specialty Center.	News Story; teaser and link to second page	CBSHW branded story.	Bi-weekly
Cancer Specialty Center.	News Story; teaser and link to second page	CBSHW branded story.	Bi-weekly
Disabilities Specialty Center.	News Story; teaser and link to second page	CBSHW branded story.	Bi-weekly

Digital City				[ * ]	[ * ]
Condition pages	“Advanced Information”	Text Link with branding	Permanent
Facilities & Services/Pharmacies	Medication Information	Branded badge and search widget	Permanent

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